Exhibit 10 d

December 21st, 2000


MR. DANIEL VEILLEUX
2500 Jean-Perrin Blvd.
Suite 103
Quebec City (Quebec)
G2C 1X1

Re:	Your offer dated December 15th, 2000 (the Offer")

Dear Sir:

We hereby wish to communicate our position vis-a-vis the Offer.

Given the previous discussions concerning the Offer that you received from Mr. Herb Breau, we understand that a mutual re-acceptable agreement could be comprised to the following elements:

1. we are not in the presence of a purchase of debts by you or a company to be formed by you, but an agreement to pay over a certain period of time a portion of the debt in the amount of $1,761,088.00 (the Debt") held by Axyn Canada Corporation ("Axyn") against 3720161 Canada Inc. ("Mobilair") The payment of the Debt would be made in the following manner:

1.1. a deposit of $200,000.00 (the "Deposit") remitted to Kronstrom Desjardins acting as a depository within twenty-four
(24) hours following the acceptance of our proposition. The Deposit shall be applied in a reduction of the Debt at the closing of the transaction which must take place on December 29th, 2000 ("Closing Date");

1.2. an additional $200,000.00 payable no later than January
31st, 2001 by Mobilair to Axyn;

1.3. four (4) payments of $200,000.00 each payable respectively on May 31st, 2001, August 31st, 2001, December 20th, 2001 and March 31st, 2002. Interests at the prime rate of the Royal Bank of Canada plus two percent (2%) shall be calculated commencing on December 29th, 2000 on the $1,000,000.00 portion of the Debt and any balance of this portion after this above mentioned payments. The payments of interests shall be made the last day of each month, starting January 2001;

1.4. if all payments of interests and the repayments of the principal mentioned hereabove are made as provided, the balance of the Debt, ($561,088.00) shall be deemed the object of a release at the final payment on March 31st, 2002.

2. In order to guarantee the Debt, Mobilair shall grant to Axyn a hypothec in the amount of $1,000,000.00 charging the universality of its movable property, corporeal and incorporeal, present and future, regardless of its location ("Hypothec/Axyn"). The Hypothec/Axyn shall only be preceded by hypothecs respectively consented to "la Caisse Populaire Desjardins Bellevue de Quebec" (the "Caisse") and Syscan International Inc. ("Syscan"). The Hypothec/Axyn shall contain clauses and undertakings similar of those provided in the hypothec concluded between Syscan and Mobilair on December 15th, 2000. Axyn shall agree to subordinate its rank in order that the Hypothec/Axyn be preceded by (i) the security granted by Mobilair to the Caisse or to any other financial institution which shall grant credit destined to the financing of the current operations of Mobilair, provided that such security charges current assets (inventory and accounts receivables) and (ii) any security granted by Mobilair to lenders to finance the acquisition of fixed assets in order that such lenders hold first rank security on such new fixed assets;

3. an agreement shall be concluded between the Caisse and Axyn providing that if the Caisse intends to terminate the credit facilities which it consented to Mobilair and/or it intends to exercise recourse on one or the other of the security charging the assets of Mobilair, it will give a reasonable notice, not greater than thirty (30) days, to Axyn in order to permit Axyn to initiate appropriate measures;

4. you (Daniel Veilleux) shall grant a solidary suretyship with Mobilair not less than $100,000.00 in order to secure the repayments and payments provided hereabove;

5. no later than at the Closing Date, you shall remit to us, at Mobilair's cost, three (3) copies of Mobilair's audited financial statements as of June 30th, 2000. No later than February 28th, 2001, you shall remit at Mobilair's cost, three (3) copies of Mobilair audited financial statements for the period commencing July 1st, 2000 and terminating December 31st, 2000. These financial statements shall not contain any material differences from the internal financial statements of Mobilair for the same periods of time. You shall make the usual declarations and representations concerning the veracity and exactness of these financial statements;

6. no later than the Closing Date, you shall remit to us satisfactory proof that :

6.1. Syscan accepts the settlement agreement and the hypothec concluded December 15th, 2000 in order to settle its debt against Mobilair;

6.2. Axyn has entirely assigned, without any reserve, all rights and interests that it holds in the assets acquired from Clearnet and thereafter assigned to Mobilair, including in a non-limitative manner all rights and interests of Axyn in the business name "Mobilair", "Mobilair Integration" and "Mobilayre";

6.3. that Messrs Scott Feagan, Robert Bell, Richard Rankin, John
Hollander and John Frouin renounce to their rights as present or eventual shareholders of Mobilair.

7. all other provisions of the Offer not modified by the contents of this proposition are deemed integrated into this proposition with the necessary modifications;

8. the contracts and documents to be concluded shall include the usual clauses acceptable to the legal counsels of the parties involved.

It is agreed that each party shall assume the fees and disbursements required by such party in relation to the completion of the proposed transactions.

Please confirm your acceptance of this proposition by signing where provided under the captioned acceptance. Once accepted, this proposition shall constitute a contract legally binding the parties and requiring the parties to perform the necessary acts in order to complete the contemplated transactions.

AXYN CANADA CORPORATION
By:


Herb Breau

ACCEPTANCE

I, the undersigned, hereby confirm my acceptance of the above proposition contained herein.

Quebec City, this          December, 2000.




Daniel Veilleux

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